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                                                                      Exhibit 11

                Statement of Computation of Per Share Earnings

     Set forth below are the bases for the computation of earnings per share for the periods shown. The Company had no options, warrants, convertible securities or other potentially dilutive securities outstanding during any period shown.

                                            Year Ended December 31,
                                      -----------------------------------
Earnings Per Common Share                 1999                  1998
                                      ----------------  -----------------
     Basic and Diluted                  $   2.50             $  (2.06)

     Average Shares Outstanding          668,360              668,360